UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 3, 2010

WaferGen Bio-systems, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-136424	90-0416683
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7400 Paseo Padre Parkway Fremont, CA 94555	94555
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (510) 651-4450

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

* Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

* Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

* Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

* Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The board of directors of WaferGen Bio-systems, Inc. (the “Company”) approved the retention of Donald D. Huffman as the Company's Chief Financial Officer, effective upon his acceptance of an offer of employment from the Company on September 3, 2010.

Prior to joining the Company, Mr. Huffman, 63, served from October 2008 until September 2010 as the chief financial officer of Asante Solutions, Inc., a late stage start-up medical device company.  From July 2006 to October 2008, he served as chief financial officer of Guava Technologies, Inc., a medical technology company.  From October 2004 to July 2006, he served as chief financial officer and principal of Sanderling Ventures, a biomedical venture capital firm.

In connection with Mr. Huffman’s appointment as the Company’s Chief Financial Officer, the compensation committee of the Company’s board of directors approved the terms of Mr. Huffman’s compensation, which includes an annual base salary of $225,000, with a target bonus of 40% of his base salary, which will be based on Company and individual performance and pro-rated for 2010.  In addition, Mr. Huffman will receive an option grant of 200,000 stock options upon his first day of employment, with 25% of the options vesting one year after his first day employment and the remaining 75% of the options vesting over the three years thereafter.  The exercise price for all stock options shall be the fair market value of the Company’s common stock in accordance with the terms of the Company’s stock incentive plan.

Mr. Huffman does not have any family relationships with any of the Company's directors or executive officers and there are no related-party transactions involving Mr. Huffman.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WaferGen Bio-systems, Inc.

Date: September 10, 2010	By:	/s/ Alnoor Shivji
Alnoor Shivji
Chairman, President and Chief Executive Officer